Exhibit (17)(b)

PROSPECTUS

March 28, 2008

The Securities and Exchange Commission has not approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any statement to the contrary is a crime.

Legg Mason Partners

Classic Values Fund

Class A, B, C and I Shares

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

LEGG MASON PARTNERS EQUITY TRUST

SUPPLEMENT DATED MARCH 28, 2008 TO THE PROSPECTUS DATED

MARCH 28, 2008 OF

LEGG MASON PARTNERS CLASSIC VALUES FUND

Through June 30, 2008, please refer to the following chart for information concerning the minimum initial and additional investment amounts applicable to a purchase of fund shares:

Investment minimums

Minimum initial and additional investment amounts vary depending on the class of shares you buy and the nature of your investment.

Investment Minimum Initial/Additional Investment(1)
	Class A	Class B	Class C	Class I (formerly Y)
General	$500/$50	$500/$50	$500/$50	n/a

IRAs and Uniform Gifts or Transfers to Minor Accounts	$250/$50	$250/$50	$250/$50	n/a

Simple IRAs	$1/$1	$1/$1	$1/$1	n/a

Systematic Investment Plans	$25/$25	$25/$25	$25/$25	n/a

Clients of Eligible Financial Intermediaries	$1/$1	n/a	n/a	None/None

Retirement Plans with omnibus accounts held on the books of the fund	n/a	n/a	None/None	None/None

Other Retirement Plans	$50/$50	$50/$50	$50/$50	n/a

Institutional Investors	$500/$50	$500/$50	$500/$50	$1 million/none

(1)

Please refer to the section entitled “Retirement and institutional investors” for additional information regarding the investment minimum and eligibility requirements for Retirement Plans, Institutional Investors, and Clients of Eligible Financial Intermediaries.

Effective July 1, 2008, the information shown above will no longer apply.

Instead, please refer to the section of the attached prospectus titled “Choosing a Class of Shares to Buy: Investment Minimums” for information concerning the minimum initial and additional investment amounts applicable to a purchase of fund shares.

Legg Mason Partners

Classic Values Fund

As part of a number of initiatives launched in 2006 to restructure and streamline the Legg Mason Partners fund complex, the fund assumed the assets and liabilities of a predecessor fund with the same name, effective April 16, 2007. Any information in this prospectus relating to the fund prior to April 16, 2007 relates to the fund’s predecessor.

The Board of Trustees of the Trust, on behalf of the fund, has approved a reorganization pursuant to which the fund’s assets would be acquired, and its liabilities would be assumed, by the Legg Mason Partners Capital Fund (the “Acquiring Fund”) in exchange for shares of the Acquiring Fund. The fund would then be liquidated, and shares of the Acquiring Fund would be distributed to fund shareholders.

Under the reorganization, fund shareholders would receive shares of the Acquiring Fund with the same aggregate net asset value as their shares of the fund. It is anticipated that no gain or loss for Federal income tax purposes would be recognized by fund shareholders as a result of the reorganization.

The reorganization is subject to the satisfaction of certain conditions, including approval by fund shareholders. Proxy materials describing the reorganization are expected to be mailed to shareholders during the second calendar quarter of 2008. If the reorganization is approved by fund shareholders, it is expected to occur during the third calendar quarter of 2008. Prior to the reorganization, shareholders can continue to purchase, redeem and exchange shares subject to the limitations described in this prospectus.

Investments, risks and performance

Investment objective

The fund seeks long-term capital appreciation as its primary objective. Current income is a secondary objective. The fund’s investment objectives are non-fundamental and may be changed by the Board of Trustees without shareholder approval.

Principal investment strategies

Key investments

The fund invests primarily in U.S. equity securities of companies that Olstein Capital Management, L.P. (“Olstein” or the “subadviser”) believes are undervalued. If the subadviser determines that suitable equity securities are not available, the fund may invest all or a portion of its assets in short-term fixed income or money market securities in order to pursue the fund’s secondary objective of income. The fund may generally invest in companies of any size and will diversify its investments over a wide variety of industries. The fund may from time to time sell short securities that the subadviser believes are overvalued and will decline in price. Equity securities include U.S. exchange-traded and over-the-counter common stocks, debt securities convertible into equity securities, and warrants and rights relating to equity securities. The fund may invest up to 20% of its net assets in the securities of foreign issuers directly or in the form of depositary receipts representing an interest in those securities.

When evaluating securities for investment, the subadviser performs an extensive analysis of the issuer’s financial statements and business characteristics to identify stocks selling below the subadviser’s proprietary calculation of private market value. This evaluation emphasizes a detailed inferential look behind the numbers of financial statements to assess financial strength and screen for potential problems in order to measure downside risk —“defense first”— before considering a stock’s potential for capital appreciation. The purpose of the inferential analysis is to alert the subadviser to positive or negative factors affecting a company’s future free cash flow that may or may not be recognized by the financial markets. The fund’s investment philosophy is based on the belief that an intensive inferential analysis of a company’s financial statements, supporting documents, disclosure practices, and financial statement footnotes, is the best way to analyze the capabilities of management, the economic reality of the information provided, the conservatism of the accounting and disclosure practices, the company’s financial strength, and finally, the value of the company. The subadviser’s emphasis on evaluation of the company’s financial statements differs from more conventional stock selection methods such as contact with the company’s management, analysis of broader economic trends or market timing techniques.

The subadviser’s goal is to identify companies that can generate positive return, within the fund’s three to five year investment horizon, while protecting against downside risk. The subadviser seeks to identify and select companies that generate more cash flow than necessary to sustain their business, avoid aggressive accounting practices (such as capitalizing regular expenses), demonstrate balance sheet fundamentals that are consistent with the fund’s “defense first” approach and are selling at a discount to their private market value.

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When evaluating an individual stock, the subadviser looks for:

•	Low market valuations measured by the subadviser’s valuation models
•	Positive changes in earnings prospects because of factors such as:
•	Ability to provide excess cash flow
•	Financial strength
•	Quality of earnings
•	New, improved or unique products and services
•	New or rapidly expanding markets for the company’s products
•	New management
•	Changes in the economic, financial, regulatory or political environment particularly affecting the company
•	Effective research, product development and marketing
•	A business strategy not yet recognized by the marketplace

Selection process

The basic tenet of the subadviser’s philosophy is to analyze each company’s financial statements in order to assess a company’s “quality of earnings.” The subadviser defines the term “quality of earnings” as a subjective assessment of how realistic each company’s reporting practices are in relation to the subadviser’s view of economic reality.

The implementation of generally accepted accounting principles by a company is based on assumptions and estimates by a company’s management. The subadviser reassesses a company’s financial statements based on its view of economic reality and values the company based on its own assessments. It is the subadviser’s opinion that most companies utilize assumptions which may be aggressive or conservative, and therefore the subadviser’s proprietary assessments are critical to valuing a company. Notwithstanding the subadviser’s best efforts to reassess a company’s financial statements, the process by which financial statements are produced leaves considerable discretion to the company’s management and auditors and it may be impossible to detect certain aggressive accounting practices. As a result, the fact that a company is chosen by the subadviser for investment by the fund should not be considered as an endorsement by the subadviser or the fund of the company’s accounting practices or the financial statements resulting from such accounting practices.

Principal risks of investing in the fund

Investors could lose money on their investments in the fund, or the fund may not perform as well as other investments, as a result of the following:

•	U.S. stock markets decline or perform poorly relative to other types of investments
•	The subadviser’s judgment about the attractiveness, value or potential appreciation of a particular stock proves to be incorrect
•	An adverse company specific event, such as an unfavorable earnings report, negatively affects the stock price of a company in which the fund invests
•	The subadviser’s decision to sell securities short that it believes overvalued proves to be incorrect
•	The markets strongly favor growth stocks over stocks with value characteristics

Legg Mason Partners Classic Values Fund         5

•	Short selling is a technique that may be considered speculative and involves risk beyond the amount of money used to secure each transaction
•

The fund’s investments in securities of foreign issuers involve greater risk than investments in securities of U.S. issuers. Many foreign countries the fund may invest in have markets that are less liquid and more volatile than markets in the United States. In some foreign countries, less information is available about foreign issuers and markets because of less rigorous accounting and regulatory standards than in the United States. Currency fluctuations could erase investment gains or add to investment losses. The risks of investing in foreign securities are greater for securities of emerging market issuers because political or economic instability, lack of market liquidity, and negative government actions like currency controls or seizure of private businesses or property are more likely.

Who may want to invest

The fund may be an appropriate investment if you:

•	Are seeking to participate in the long-term growth potential of the U.S. stock market
•	Are looking for an investment with potentially greater return but higher risk than fixed income investments
•	Are willing to accept the risks of the stock market
•	Are investing with a longer-term investment outlook of at least 3-5 years

Performance information

The following shows summary performance information for the fund in a bar chart and an Average Annual Total Returns table. The information provides an indication of the risks of investing in the fund by showing changes in its performance from year to year and by showing how the fund’s average annual total returns compare with the returns of a broad-based securities market index. The bar chart and the information below show performance of the fund’s Class A shares, but do not reflect the impact of sales charges (loads). If they did, the returns would be lower than those shown. Unlike the bar chart, the performance for Class A, B, C and I* shares in the Average Annual Total Returns table reflects the impact of the maximum sales charge (load) applicable to the respective classes, and, where indicated, the performance for Class A shares reflects the impact of taxes paid on distributions and the redemption of shares at the end of the period. The performance information shown below for periods prior to April 16, 2007 is that of the fund’s predecessor. The fund’s past performance is not necessarily an indication of how the fund will perform in the future.

*	As of November 20, 2006, Class Y shares were renamed Class I shares.

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Total Return for Class A Shares

Highest and lowest quarter returns (for periods shown in the bar chart)

Highest: 10.91% in 4th quarter 2004; Lowest: (6.85)% in 4th quarter 2007.

Average Annual Total Returns (for periods ended December 31, 2007)

	1 year	Since Inception	Inception Date
Class A

Return before taxes(1)	(7.64)%	12.75%	4/14/03

Return after taxes on distributions(1)(2)	(10.73)%	10.67%

Return after taxes on distributions and sale of fund shares(1)(2)	(1.89)%	10.61%

Other Classes (Return before taxes only)

Class B	(6.71)%	13.15%	4/14/03

Class C	(3.51)%	13.32%	4/14/03

Class I(3)	N/A	N/A

S&P 500 Index(4)	5.49%	13.37%	4/14/03

(1)

On November 20, 2006, the maximum initial sales charge on Class A shares was increased for sales made on or after that date. The average annual returns for Class A shares in the table have been calculated as if the increased maximum initial sales charge had been in effect for the entire period.

(2)

After-tax returns are calculated using the highest historical individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown, and the after-tax returns shown are not relevant to investors who hold their fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. In some cases the return after taxes may exceed the return before taxes due to an assumed tax benefit from any losses on a sale of fund shares at the end of the measurement period. After-tax returns shown above are for Class A shares only. After-tax returns for other class shares will vary.

(3)	As of November 20, 2006, Class Y shares were renamed Class I shares. No Class I shares were outstanding on November 30, 2007.

(4)	The S&P 500 Index is an unmanaged market-value weighted index comprised of 500 widely held common stocks.

It is not possible to invest directly in an index. An index does not reflect deductions for fees, expenses or taxes.

Legg Mason Partners Classic Values Fund         7

Fee table

This table sets forth the fees and expenses you may pay if you invest in fund shares. Effective February 28, 2008, the fund’s Class I shares were closed to all purchases and incoming exchanges.

Shareholder Fees

(fees paid directly from your investment)	Class A		Class B	Class C	Class I(1)
Maximum sales charge (load) imposed on purchases (as a % of offering price)	5.75%		None	None	None

Maximum contingent deferred sales charge (load) (as a % of the lower of net asset value at purchase or redemption)	None	(2)	5.00%	1.00%	None

Annual Fund Operating Expenses

(expenses deducted from fund assets)	Class A	Class B	Class C	Class I(1)
Management fee(3)	1.00%	1.00%	1.00%	1.00%

Distribution and service (12b-1) fees	0.25%	1.00%	1.00%	None

Other expenses(4)	0.22%	0.25%	0.22%	0.14	%(5)

Total annual fund operating expenses	1.47%	2.25%	2.22%	1.14%

(1)	As of November 20, 2006, Class Y shares were renamed Class I shares.

(2)

You may buy Class A shares in amounts of $1,000,000 or more at net asset value (without an initial sales charge) but if you redeem those shares within 12 months of their purchase, you will pay a contingent deferred sales charge of 1.00%.

(3)	The fund has a management fee schedule that reduces the investment management fee on assets as follows: 1.00% on assets up to and including $1.5 billion and 0.90% on assets in excess of $1.5 billion.

(4)	The other expenses shown for Class A, B, C and I shares include a fee for record-keeping services.

(5)	Other expenses have been estimated for the current fiscal year.

Example

This example helps you compare the costs of investing in the fund with the costs of investing in other mutual funds. Your actual costs may be higher or lower. The example assumes:

■	You invest $10,000 in the fund for the period shown
■

Your investment has a 5% return each year—the assumption of a 5% return is required by the Securities and Exchange Commission (the “SEC”) for purposes of this example and is not a prediction of the fund’s future performance

■	You reinvest all distributions and dividends without a sales charge
■	The fund’s operating expenses (before fee waivers and/or expense reimbursements, if any) remain the same

Number of Years You Own Your Shares

	1 year	3 years	5 years	10 years
Class A (with or without redemption)	$716	$1,013	$1,331	$2,232

Class B (redemption at end of period)	$728	$1,003	$1,304	$2,387	(1)

Class B (no redemption)	$228	$703	$1,204	$2,387	(1)

Class C (with redemption)	$325	$694	$1,189	$2,553

Class C (no redemption)	$225	$694	$1,189	$2,553

Class I(2) (with or without redemption)	$116	$362	$627	$1,384

(1)	Assumes conversion to Class A shares approximately eight years after purchase.

(2)	As of November 20, 2006, Class Y shares were renamed Class I shares.

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More on the fund’s investments

The fund’s investment objectives and principal investment strategies are described under the section entitled “Investments, risks and performance” above. This section provides further information about the investment strategies that may be used by the fund.

The fund’s investment objectives may be changed by the Board of Trustees without shareholder approval.

Short-term investments

When the subadviser determines that suitable equity securities are not available, the fund may invest all or a portion of its assets in short-term fixed income or money market securities in order to pursue the fund’s secondary objective of income. Generally, the value of these fixed income obligations will decline if interest rates rise, the credit rating of the security is downgraded or the issuer defaults on its obligation to pay principal or interest.

Short sales

If the fund believes that an issuer’s stock is overvalued and will decline in price, the fund may sell the security short and borrow the same security from a broker or other institution to complete the sale. Short sales may be considered a speculative technique and may involve risks beyond the fund’s initial investment.

Derivative contracts

The fund may, but need not, use derivative contracts, such as futures and options on securities, securities options on indices or currencies; options on these futures; forward currency contracts; and swaps relating to indexes, currencies and equity interests, for any of the following purposes:

•	To hedge against the economic impact of adverse changes in the market value of portfolio securities because of changes in interest rates
•	As a substitute for buying or selling securities
•	As a cash flow management technique

A derivative contract will obligate or entitle the fund to deliver or receive an asset or cash payment based on the change in value of one or more securities. Even a small investment in derivative contracts can have a big impact on the fund’s exposure to interest rates or exposure to changes in the value of individual securities. Therefore, using derivatives can disproportionately increase losses and reduce opportunities for gains when interest rates or the markets for individual securities are changing. The fund may not fully benefit from or may lose money on derivatives if changes in their value do not correspond accurately to changes in the value of the fund’s holdings. The other parties to certain derivative contracts present the same types of default risk as issuers of fixed income securities. Derivatives can also make the fund less liquid and harder to value, especially in declining markets.

Defensive investing

The fund may depart from its principal investment strategies in response to adverse market, economic or political conditions by taking temporary defensive positions in any type

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of money market instruments and short-term debt securities or cash. If the fund takes a temporary defensive position, it may be unable to achieve its investment objectives.

Other investments

The fund may also use other strategies and invest in other securities that are described, along with their risks, in the Statement of Additional Information (“SAI”). However, the fund might not use all of the strategies and techniques or invest in all of the types of securities described in this Prospectus or in the SAI. Also note that there are many other factors, which are not described here, that could adversely affect your investment and that could prevent the fund from achieving its objectives.

Portfolio holdings

The fund’s policies and procedures with respect to the disclosure of the fund’s portfolio securities is available in the SAI.

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Management

Manager and subadviser

Legg Mason Partners Fund Advisor, LLC (“LMPFA” or the “manager”) is the fund’s investment manager. LMPFA, with offices at 620 Eighth Avenue, New York, New York 10018, also serves as the investment manager of other Legg Mason-sponsored funds. LMPFA provides administrative and certain oversight services to the fund and manages the fund’s cash and short-term instruments. As of December 31, 2007, LMPFA’s total assets under management were approximately $193 billion.

LMPFA is a wholly-owned subsidiary of Legg Mason Inc. (“Legg Mason”). Legg Mason, whose principal executive offices are at 100 Light Street, Baltimore, Maryland 21202, is a global asset management company. As of December 31, 2007, Legg Mason’s asset management operation had aggregate assets under management of approximately $998 billion.

The fund’s subadviser is Olstein. The subadviser provides the day-to-day portfolio management of the fund. The subadviser’s address is 4 Manhattanville Road, Purchase, New York 10577. The subadviser selects the fund’s portfolio investments and supervises its portfolio transactions. As of December 31, 2007, the subadviser managed approximately $1.60 billion in assets.

Robert A. Olstein, the Chairman and Chief Investment Officer of the subadviser, is the fund’s lead portfolio manager and has been responsible for the day-to-day management of the fund’s portfolio since its inception. Mr. Olstein has been engaged in various aspects of securities research and portfolio management for both institutional and retail clients since 1968.

Richard A. Begun serves as Co-Portfolio Manager and Senior Analyst of the fund. As Co-Portfolio Manager, Mr. Begun assists Mr. Olstein in the day-to-day portfolio activities of the fund. From 2002 to September 2007, Mr. Begun served as Principal and Portfolio Manager at the global equity management firm, Clay Finlay Inc.

The portfolio managers are supported by a team of research analysts.

The SAI provides additional information about the portfolio managers’ compensation, any other accounts managed by the portfolio managers, and any fund shares held by the portfolio managers.

Management fee

For the fiscal year ended November 30, 2007, the fund paid LMPFA a management fee equal to 1.00% of the fund’s average daily net assets for management services.

A discussion regarding the basis for the Board’s approval of the fund’s management agreement and subadvisory agreement is available in the fund’s Annual Report for the fiscal year ended November 30, 2007.

Distribution plan

Legg Mason Investor Services, LLC (“LMIS” or the “distributor”), a wholly-owned broker/dealer subsidiary of Legg Mason, serves as the fund’s sole and exclusive distributor.

The fund has adopted a shareholder services and distribution plan for each of its Class A, B and C shares. Under the plan, the fund pays distribution and/or service fees. The plan provides for payments, based on annualized percentages of average daily net assets, of up to 0.25% for Class A shares and up to 1.00% for Class B and Class C shares.

Legg Mason Partners Classic Values Fund         11

These fees are an ongoing expense and, over time, will increase the cost of your investment and may cost you more than other types of sales charge. Class I shares are not subject to any distribution and/or service fees.

In addition, the distributor may make payments for distribution and/or shareholder servicing activities out of its past profits and other available sources. The distributor may also make payments to dealers for marketing, promotional or related expenses. The amount of these payments is determined by the distributor and may be substantial. The manager or an affiliate may make similar payments under similar arrangements.

The payments described in the paragraph above are often referred to as “revenue sharing payments.” The recipients of such payments may include the fund’s distributor, affiliates of the manager, broker/dealers, financial institutions and other financial intermediaries through which investors may purchase shares of the fund. In some circumstances, such payments may create an incentive for an intermediary or its employees or associated persons to recommend or sell shares of the fund to you. Please contact your financial intermediary for details about revenue sharing payments it may receive.

Recent developments

On May 31, 2005, the SEC issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), the then-investment adviser or manager to the fund, and Citigroup Global Markets Inc. (“CGMI”), a former distributor of the fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the fund (the “Affected Funds”).

The SEC order found that SBFM and CGMI willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder (the “Advisers Act”). Specifically, the order found that SBFM and CGMI knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup Inc. (“Citigroup”) business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGMI. The order also finds that SBFM and CGMI willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGMI do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGMI and ordered them to cease and desist from violations of

12         Legg Mason Partners Funds

Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGMI would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, the manager does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

Legg Mason Partners Classic Values Fund         13

Choosing a class of shares to buy

Individual investors can generally choose among three classes of shares: Class A, B and C shares. Effective February 28, 2008, the fund’s Class I shares were closed to all purchases and incoming exchanges. Investors owning Class I shares on that date may continue to maintain their then-current Class I shares, but are no longer permitted to add to their Class I share portions (excluding reinvestment of dividends and distributions). Individual investors that held Class I (formerly Class Y) shares prior to November 20, 2006, may continue to invest in Class I shares. Institutional and retirement plan investors and clients of financial intermediaries should refer to “Retirement and institutional investors” below for a description of the classes available to them.

Each class has different sales charges and expenses, allowing you to choose the class that best meets your needs. When choosing which class of shares to buy, you should consider:

•	How much you plan to invest
•	How long you expect to own the shares
•	The expenses paid by each class detailed in the Fee table and Example at the front of this prospectus
•	Whether you qualify for any reduction or waiver of sales charges

If you are choosing between Class A and Class B shares, it will in almost all cases be the more economical choice for you to purchase Class A shares if you plan to purchase shares in an amount of $100,000 or more (whether in a single purchase or through aggregation of eligible holdings). This is because of the reduced sales charge available on larger investments of Class A shares and the lower ongoing expenses of Class A shares compared to Class B shares.

If you intend to invest for only a few years, the effect of Class B contingent deferred sales charges on redemptions made within five years of purchase, as well as the effect of higher expenses of that class, might make an investment in Class C shares more appropriate. There is no initial sales charge on Class C shares, and the contingent deferred sales charge does not apply to shares redeemed one year or more after purchase.

However, if you plan to invest a large amount and your investment horizon is five years or more, Class C shares might not be as advantageous as Class A shares. The annual distribution and service fees on Class C shares may cost you more over the longer term than the front-end sales charge you would have paid for larger purchases of Class A shares.

You may buy shares:

•

Through banks, brokers, dealers, insurance companies, investment advisers, financial consultants or advisors, mutual fund supermarkets and other financial intermediaries that have entered into an agreement with the distributor to sell shares of the fund (each called a “Service Agent”)

•	Directly from the fund

Different types of shareholder services may be available to you under arrangements offered by different Service Agents. In addition, these services may vary depending on the share class in which you choose to invest. In making your decision regarding which share class to buy, please keep in mind that your Service Agent may receive different compensation depending on the share class in which you invest. Investors should consult with their Service Agent about comparative pricing of shareholder services available to them under

14         Legg Mason Partners Funds

each available share class, the compensation that will be received by their Service Agent in connection with each available share class, and other factors that may be relevant to the investor’s choice of share class in which to invest.

Not all classes of shares are available through each Service Agent. You should contact your Service Agent for more information about available share classes.

Investment minimums

Minimum and initial and additional investment amounts vary depending on the class of shares you buy and the nature of your investment.

Investment Minimum Initial/Additional Investment(1)(2) (effective July 1, 2008)
	Class A	Class B	Class C	Class I (formerly Y)
General	$1,000/$50	$1,000/$50	$1,000/$50	n/a

Uniform Gifts or Transfers to Minor Accounts	$1,000/$50	$1,000/$50	$1,000/$50

IRAs	$250/$50	$250/$50	$250/$50	n/a

SIMPLE IRAs	None/ None	None/ None	None/None	n/a

Systematic Investment Plans	$50/50	$50/50	$50/50	n/a

Clients of Eligible Financial Intermediaries	None/ None	n/a	n/a	None/None

Retirement Plans with omnibus accounts held on the books of the fund	None/None	n/a(3)	None/None	None/None

Other Retirement Plans	None/ None	None/ None	None/None	n/a

Institutional Investors	$1,000/$50	$1,000/$50	$1,000/$50	$1 million/none

(1)	For information regarding investment minimums prior to July 1, 2008, please refer to the prospectus supplement at the front of this prospectus.

(2)

Different minimums may apply to clients of certain Service Agents. Contact your Service Agent for more information. Please refer to the section entitled “Retirement and institutional investors” for additional information regarding the investment minimum and eligibility requirements for Retirement Plans, Institutional Investors, and Clients of Eligible Financial Intermediaries.

(3)	Retirement Plans that held Class B shares prior to December 1, 2006 are permitted to make additional investments in that class.

More information about the fund’s classes of shares is available through the Legg Mason Partners funds’ website. You’ll find detailed information about sales charges and ways you can qualify for reduced or waived sales charges, including:

•	The front-end sales charges that apply to the purchase of Class A shares
•	The contingent deferred sales charges that apply to the redemption of Class B shares, Class C shares and certain Class A shares (redeemed within one year)
•	Who qualifies for lower sales charges on Class A shares
•	Who qualifies for a sales load waiver
•	To access the website, go to http://www.leggmason.com/individualinvestors and click on the name of the fund.

Legg Mason Partners Classic Values Fund         15

Comparing the fund’s classes

The following table compares key features of the fund’s classes. You should review the Fee table and Example at the front of this prospectus carefully before choosing your share class. Your Service Agent can help you decide which class meets your goals. Your Service Agent may receive different compensation depending upon which class you chose:

	Class A	Class B	Class C	Class I (formerly Y)
Key features	■ Initial sales charge ■ You may qualify for reduction or waiver of initial sales charge ■ Generally lower annual expenses than Class B and Class C	■ No initial sales charge ■ Contingent deferred sales charge declines over time ■ Converts to Class A after approximately 8 years ■ Generally higher annual expenses than Class A	■ No initial sales charge ■ Contingent deferred sales charge for only 1 year ■ Does not convert to Class A ■ Generally higher expenses than Class A	■ No initial or contingent deferred sales charge ■ Only offered to institutional and other eligible investors ■ Generally lower expenses than the other classes
Initial sales charge	Up to 5.75%; reduced or waived for large purchases and certain investors. No charge for purchases of $1 million or more	None	None	None
Contingent Deferred sales charge	1.00% on purchases of $1 million or more if you redeem within 1 year of purchase; waived for certain investors	Up to 5.00% charged when you redeem shares. The charge is reduced over time and there is no contingent deferred sales charge after 5 years; waived for certain investors	1.00% if you redeem within 1 year of purchase; waived for certain investors	None
Annual distribution and/or service fees	0.25% of average daily net assets	1.00% of average daily net assets	1.00% of average daily net assets	None
Exchange Privilege(1)	Class A shares of most Legg Mason Partners funds	Class B shares of most Legg Mason Partners funds	Class C shares of most Legg Mason Partners funds	Class I shares of most Legg Mason Partners funds.

(1)	Ask your Service Agent about the Legg Mason Partners funds available for exchange.

16         Legg Mason Partners Funds

Sales charges

Class A shares

You buy Class A shares at the offering price, which is the net asset value plus a sales charge. You pay a lower rate as the size of your investment increases to certain levels called breakpoints. You do not pay a sales charge on the fund’s distributions or dividends reinvested in additional Class A shares.

The table below shows the rate of sales charge you pay, depending on the amount you purchase. The table below also shows the amount of broker/dealer compensation that is paid out of the sales charge if you buy shares from a Service Agent. For Class A shares sold by LMIS, LMIS will receive the sales charge imposed on purchases of Class A shares (or any contingent deferred sales charge paid on redemptions) and will retain the full amount of such sales charge. Service Agents will also receive a service fee payable on Class A shares at an annual rate of up to 0.25% of the average daily net assets represented by the Class A shares serviced by them.

Amount of purchase	Sales Charge as a % of offering price (%)	Sales Charge as a % of net amount invested (%)	Broker/Dealer Commission as a % of offering price
Less than $25,000	5.75	6.10	5.00

$25,000 but less than $50,000	5.00	5.26	4.25

$50,000 but less than $100,000	4.50	4.71	3.75

$100,000 but less than $250,000	3.50	3.63	2.75

$250,000 but less than $500,000	2.50	2.56	2.00

$500,000 but less than $750,000	2.00	2.04	1.60

$750,000 but less than $1 million	1.50	1.52	1.20

$1 million or more(1)	-0-	-0-	up to 1.00

(1)

The distributor may pay a commission of up to 1.00% to a Service Agent for purchase amounts of $1 million or more. In such cases, starting in the thirteenth month after purchase, the Service Agent will also receive an annual distribution/service fee of up to 0.25% of the average daily net assets represented by the Class A shares held by its clients. Prior to the thirteenth month, the distributor will retain the fee. Where the Service Agent does not receive the payment of this commission, the Service Agent will instead receive the annual distribution/service fee starting immediately after purchase. Please contact your Service Agent for more information.

Investments of $1,000,000 or more

You do not pay an initial sales charge when you buy $1,000,000 or more of Class A shares. However, if you redeem these Class A shares within one year of purchase, you will pay a contingent deferred sales charge of 1.00%.

Qualifying for a reduced Class A sales charge

There are several ways you can combine multiple purchases of Class A shares of Legg Mason Partners funds to take advantage of the breakpoints in the sales charge schedule. In order to take advantage of reductions in sales charges that may be available to you when you purchase fund shares, you must inform your Service Agent or Legg Mason Partners Shareholder Services if you are eligible for a letter of intent or a right of accumulation and if you own shares of other Legg Mason Partners funds that are eligible to be aggregated

Legg Mason Partners Classic Values Fund         17

with your purchases. Certain records, such as account statements, may be necessary in order to verify your eligibility for reduced sales charges.

•	Accumulation privilege – allows you to combine the current value of Class A shares of the fund with other shares of Legg Mason Partners funds that are owned by:
•	you; or
•	your spouse and children under the age of 21; and

with the dollar amount of your next purchase of Class A shares for purposes of calculating the initial sales charge.

Shares of certain money market funds advised by the manager or its affiliates (other than money market fund shares acquired by exchange from other Legg Mason Partners Funds offered with a sales charge), Legg Mason Partners S&P 500 Index Fund and Class O shares of Legg Mason Partners Equity Fund may not be combined.

If you hold shares of Legg Mason Partners funds in accounts at two or more Service Agents, please contact your Service Agents to determine which shares may be combined.

Certain trustees and fiduciaries may be entitled to combine accounts in determining their sales charge.

•

Letter of intent – allows you to purchase Class A shares of Legg Mason Partners funds over a 13-month period and pay the same sales charge on Class A shares, if any, as if all shares had been purchased at once. At the time you enter into the letter of intent, you select your asset goal amount. Generally, purchases of Legg Mason Partners fund shares that are purchased during the 13-month period by

•	you; or
•	your spouse and children under the age of 21

are eligible for inclusion under the letter, based on the public offering price at the time of the purchase, and any capital appreciation on those shares. Purchases made 90 days prior to the 13-month period are also eligible to be treated as purchases made under the letter of intent. In addition, you can include towards your asset goal amount the current value of any eligible purchases that were made prior to the date of entering into the letter of intent and are still held.

If you hold shares of Legg Mason Partners funds in accounts at two or more Service Agents, please contact your Service Agents to determine which shares may be credited towards your letter of intent asset goal.

Shares of certain money market funds advised by the manager or its affiliates (other than money market fund shares acquired by exchange from other Legg Mason Partners funds offered with a sales charge), Legg Mason Partners S&P 500 Index Fund and Class O shares of Legg Mason Partners Equity Fund may not be credited toward your letter of intent asset goal.

If you do not meet your asset goal amount, shares in the amount of any sales charges due, based on the amount of your actual purchases, will be redeemed from your account.

Waivers for certain Class A investors

Class A initial sales charges are waived for certain types of investors, including:

•	Employees of Service Agents having dealer, service or other selling agreements with the fund’s distributor

18         Legg Mason Partners Funds

•	Investors who redeemed Class A shares of a Legg Mason Partners fund in the past 60 days, if the investor’s Service Agent is notified
•	Directors and officers of any Legg Mason-sponsored fund
■	Employees of Legg Mason and its subsidiaries
•	Investors investing through certain Retirement Plans

If you qualify for a waiver of the Class A initial sales charge, you must notify your Service Agent or Legg Mason Partners Shareholder Services at the time of purchase and provide sufficient information at the time of purchase to permit verification that the purchase qualifies for the initial sales charge waiver.

If you want to learn about additional waivers of Class A initial sales charges, contact your Service Agent, consult the SAI or access the Legg Mason Partners funds’ website, http://www.leggmason.com/individualinvestors, and click on the name of the fund.

Class B shares

You buy Class B shares at net asset value without paying an initial sales charge. However, if you redeem your Class B shares within five years of your purchase payment, you will pay a contingent deferred sales charge. The contingent deferred sales charge decreases as the number of years since your purchase payment increases.

Year after purchase	1st	2nd	3rd	4th	5th	6th through 8th
Contingent deferred sales charge	5%	4%	3%	2%	1%	0%

LMIS will generally pay Service Agents selling Class B shares a commission of up to 4.00% of the purchase price of the Class B shares they sell and LMIS will retain the contingent deferred sales charges. Service Agents also receive an annual distribution/service fee of up to 0.25% of the average daily net assets represented by the Class B shares serviced by them.

Class B conversion

After approximately 8 years, Class B shares automatically convert into Class A shares. This helps you because Class A shares have lower annual expenses. Your Class B shares will convert to Class A shares as follows:

Shares issued: At initial purchase	Shares issued: On reinvestment of dividends and distributions	Shares issued: Upon exchange from another Legg Mason Partners fund
Approximately 8 years after the date of purchase payment	In same proportion as the number of Class B shares converting is to total Class B shares you own (excluding shares issued as dividends)	On the date the shares originally acquired would have converted into Class A shares

Legg Mason Partners Classic Values Fund         19

Class C shares

You buy Class C shares at net asset value without paying an initial sales charge. However, if you redeem your Class C shares (other than shares sold to omnibus accounts of retirement plans held on the books of the fund) within one year of purchase, you will pay a contingent deferred sales charge of 1.00%.

Retirement plans with an omnibus account held on the books of the fund are not subject to a contingent deferred sales charge on sales redeemed within one year of purchase.

LMIS will generally pay Service Agents selling Class C shares (other than shares sold to omnibus accounts of retirement plans held on the books of the fund) a commission of up to 1.00% of the purchase price of the Class C shares they sell and LMIS will retain the contingent deferred sales charges and an annual distribution/service fee of up to 1.00% of the average daily net assets represented by the Class C shares serviced by these Service Agents until the thirteenth month after purchase. Starting in the thirteenth month after purchases, these Service Agents will receive an annual distribution/service fee of up to 1.00% of the average daily net assets represented by the Class C shares serviced by them.

Class I shares (formerly Class Y shares)

Class I shares are purchased at net asset value with no initial sales charge and no contingent deferred sales charge when redeemed. As of November 20, 2006, Class Y shares were renamed Class I shares.

20         Legg Mason Partners Funds

More about contingent deferred sales charges

The contingent deferred sales charge is based on the net asset value at the time of purchase or redemption, whichever is less, and therefore you do not pay a sales charge on amounts representing appreciation or depreciation.

In addition, you do not pay a contingent deferred sales charge:

•	When you exchange shares for shares of another Legg Mason Partners fund
•	On shares representing reinvested distributions and dividends
•	On shares no longer subject to the contingent deferred sales charge

Each time you place a request to redeem shares, the fund will first redeem any shares in your account that are not subject to a contingent deferred sales charge and then the shares in your account that have been held the longest.

If you redeemed shares of a Legg Mason Partners fund and paid a contingent deferred sales charge, you may, under certain circumstances, reinvest all or part of the redemption proceeds within 60 days and receive pro rata credit for any contingent deferred sales charge imposed on the prior redemption. Please contact your Service Agent for additional information.

The fund’s distributor receives contingent deferred sales charges as partial compensation for its expenses in selling shares, including the payment of compensation to your Service Agent.

Contingent deferred sales charge waivers

The contingent deferred sales charge for each share class will generally be waived:

•	On payments made through certain systematic withdrawal plans
•	On certain distributions from a retirement plan
•	For retirement plans with omnibus accounts held on the books of the fund
•	For involuntary redemptions of small account balances
•	For 12 months following the death or disability of a shareholder

If you want to learn more about additional waivers of contingent deferred sales charges, contact your Service Agent, consult the SAI or look at the Legg Mason Partners funds’ website: http//www.leggmason.com/individualinvestors and click on the name of the fund.

Legg Mason Partners Classic Values Fund         21

Retirement and institutional investors

Eligible investors

Retirement plans

Retirement Plans with omnibus accounts held on the books of the fund can generally choose among two classes of shares: Class C and Class I (formerly Class Y) shares.

Class A and Class B shares are no longer offered through Service Agents for Retirement Plans with omnibus accounts held on the books of the fund, with limited exceptions. Please see below for additional information.

“Retirement Plans” include 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit-sharing plans, non-qualified deferred compensation plans and other similar employer-sponsored retirement plans. Retirement Plans do not include individual retirement vehicles, such as traditional and Roth individual retirement accounts, Coverdell education savings accounts, individual 403(b)(7) custodial accounts, Keogh plans, SEPs, SARSEPs, SIMPLE IRAs, or Section 529 savings accounts. Although Retirement Plans with omnibus accounts held on the books of the fund are not subject to minimum initial investment requirements for any of these share classes, certain investment minimums may be imposed by a financial intermediary.

Other Retirement Plans

Other Retirement Plans can generally choose among three classes of shares: Class A, Class B and Class C. “Other Retirement Plans” include Retirement Plans investing through brokerage accounts, and also include certain Retirement Plans with direct relationships to the fund that are neither Institutional Investors nor investing through omnibus accounts. Individual retirement vehicles, such as IRAs, may also choose among these share classes. Other Retirement Plans and individual retirement vehicles are treated like individual investors for purposes of determining sales charges and any applicable sales charge reductions or waivers

Clients of eligible financial intermediaries

Clients of Eligible Financial Intermediaries may generally choose between two classes of shares: Class A and Class I. “Clients of Eligible Financial Intermediaries” are investors who invest in the fund through financial intermediaries that offer their clients fund shares through investment programs as authorized by LMIS. Such investment programs may include fee-based advisory account programs and college savings vehicles such as Section 529 plans. The financial intermediary may impose separate investment minimums.

Institutional investors

Institutional Investors may invest in Class I shares if they meet the $1,000,000 minimum initial investment requirement. Institutional Investors may also invest in Class A, B and C shares, which have different investment minimums and fees and expenses. “Institutional Investors” generally include corporations, banks, insurance companies, foundations, retirement plans and other similar entities with direct relationships to the fund.

22         Legg Mason Partners Funds

Class C — Retirement Plans

Retirement Plans with omnibus accounts held on the books of the fund may buy Class C shares at net asset value without paying a contingent deferred sales charge. LMIS does not pay Service Agents selling Class C shares to retirement plans with omnibus accounts held on the books of the fund a commission on the purchase price of Class C shares sold by them. Instead, immediately after purchase, LMIS may pay these Service Agents an annual distribution/service fee of up to 1.00% of the average daily net assets represented by the Class C shares serviced by them.

Certain Retirement Plan programs with exchange features in effect prior to November 20, 2006, as approved by LMIS, will remain eligible for exchange from Class C shares to Class A shares in accordance with the program terms. Please see the SAI for more details.

Class I shares

On November 20, 2006, Class Y shares were renamed Class I shares. Class I shares are offered only to Institutional Investors who meet the $1,000,000 minimum initial investment requirement, Clients of Eligible Financial Intermediaries, and other investors as authorized by LMIS. However, investors that held Class Y shares prior to November 20, 2006 will be permitted to make additional investments in Class I shares.

Class A and Class B — Retirement Plans

Class A and Class B shares are no longer offered through Service Agents to Retirement Plans with omnibus accounts held on the books of the fund. However, certain Retirement Plans that held Class B shares prior to December 1, 2006 are permitted to make additional investments in that class. Certain existing programs for current and prospective Retirement Plan investors sponsored by financial intermediaries also remain eligible for Class A shares. Under these programs, the initial sales charge and contingent deferred sales charge for Class A shares are waived where:

•	Such Retirement Plan’s record keeper offers only load-waived shares,
•	Fund shares are held on the books of the fund through an omnibus account, and
•	The Retirement Plan has more than 100 participants, or has total assets exceeding $1 million.

LMIS does not pay Service Agents selling Class A shares to Retirement Plans with a direct omnibus relationship with the fund a commission on the purchase price of Class A shares sold by them. However, for certain Retirement Plans that purchased shares at net asset value prior to November 20, 2006, LMIS may continue to pay Service Agents commissions of up to 1.00% of the purchase price of the Class A shares that are purchased with regular ongoing plan contributions. Please contact your Service Agent for more information.

Other considerations

Plan sponsors, plan fiduciaries and other financial intermediaries may choose to impose qualification requirements for plans that differ from the fund’s share class eligibility standards. In certain cases this could result in the selection of a share class with higher service and distribution related fees than otherwise would have been charged. The fund is not

Legg Mason Partners Classic Values Fund         23

responsible for, and has no control over, the decision of any plan sponsor, plan fiduciary or financial intermediary to impose such differing requirements. Please consult with your plan sponsor, plan fiduciary or financial intermediary for more information about available share classes.

With respect to each of Class A, Class B, Class C and Class I shares, the fund may pay a fee for recordkeeping services performed for the share class.

Not all share classes may be made available by your Service Agent. Please contact your Service Agent for additional details.

24         Legg Mason Partners Funds

Buying shares

Generally	You may buy shares at their net asset value next determined after receipt by your Service Agent or the transfer agent of your purchase request in good order, plus any applicable sales charge.

Effective January 1, 2008, the fund generally does not permit non-resident aliens with a non-U.S. address to establish an account. U.S. citizens with an APO/FPO address or an address in the United States (including its territories) and resident aliens with a U.S. address are permitted to establish an account with the fund. Subject to the requirements of local law, U.S. citizens residing in foreign countries are permitted to establish an account with the fund.

Through a Service Agent

You should contact your Service Agent to open a brokerage account and make arrangements to buy shares. You must provide the following information for your order to be processed:

•     Class of shares being bought

•     Dollar amount or number of shares being bought

•     Account number (if existing account)

Your Service Agent may charge an annual account maintenance fee.

Through the fund

•     Investors should write to the fund at the following address:

Legg Mason Partners Funds

c/o PFPC Inc.

P.O. Box 9699

Providence, Rhode Island 02940-9699

•     Enclose a check to pay for the shares. For initial purchases, complete and send an account application upon request from Legg Mason Partners Shareholder Services at the number below

•     Specify the name of the fund, the share class you wish to purchase and your account number (if existing account)

•     For more information, please call Legg Mason Partners Shareholder Services at 800-451-2010

Through a systematic investment plan

You may authorize your Service Agent or Legg Mason Partners Shareholder Services to transfer funds automatically from (i) a regular bank account, (ii) cash held in a brokerage account opened with a Service Agent or (iii) certain money market funds, in order to buy shares on a regular basis.

•     Amounts transferred must be at least $25

•     Amounts may be transferred monthly, every alternate month, quarterly, semi-annually or annually

•     If you do not have sufficient funds in your account on a transfer date, your Service Agent or Legg Mason Partners Shareholder Services may charge you a fee

For more information, please contact your Service Agent or Legg Mason Partners Shareholder Services or consult the SAI.

Legg Mason Partners Classic Values Fund         25

Exchanging shares

Generally	You may exchange shares at their net asset value next determined after receipt by your Service Agent or the transfer agent of your exchange request in good order.

Legg Mason Partners offers a distinctive family of funds tailored to help meet the varying needs of both large and small investors

You should contact your Service Agent to exchange into other Legg Mason Partners funds. Be sure to read the prospectus of the Legg Mason Partners fund into which you are exchanging. An exchange is a taxable transaction, unless you are investing through a tax-qualified savings plan or account.

•     If you bought shares through a Service Agent, you may exchange shares only for shares of the same class of certain other Legg Mason Partners funds made available for exchange by your Service Agent. Not all Legg Mason Partners funds made available for exchange by your Service Agent may offer all classes. Please contact your Service Agent for more information about the funds and classes that are available for exchange

•     If you bought shares directly from the fund, you may exchange shares only for shares of the same class of another Legg Mason Partners fund other than shares of Legg Mason Partners S&P 500 Index Fund. Not all Legg Mason Partners funds offer all classes

•     Not all Legg Mason Partners funds may be offered in your state of residence. Contact your Service Agent or the transfer agent for further information

•     Exchanges of Class A, B and C shares are subject to minimum investment requirements (except for systematic investment plan exchanges), and all shares are subject to the other requirements of the fund into which exchanges are made

•     If you hold share certificates, the transfer agent must receive the certificates endorsed for transfer or with signed stock powers before the exchange is effective

•     The fund may suspend or terminate your exchange privilege if you engage in an excessive pattern of exchanges

Sales charges

In most instances, your shares will not be subject to an initial sales charge or a contingent deferred sales charge at the time of the exchange.

Your contingent deferred sales charge (if any) will continue to be measured from the date of your original purchase of shares subject to a contingent deferred sales charge and you will be subject to the contingent deferred sales charge of the fund that you originally purchased.

26         Legg Mason Partners Funds

By telephone

If you do not have a brokerage account with a Service Agent, you may be eligible to exchange shares through the fund. You must complete an authorization form to authorize telephone transfers. If eligible, you may make telephone exchanges on any day the New York Stock Exchange (“NYSE”) is open. Shareholders should call Legg Mason Partners Shareholder Services at 800-451-2010 between 8:30 a.m. and 4:00 p.m. (Eastern time).

You can make telephone exchanges only between accounts that have identical registrations.

By mail	If you do not have a brokerage account, contact your Service Agent or write to the fund at the address on the following page.

Through a systematic exchange program

You may be permitted to schedule exchanges of shares of any class of the fund for shares of the same class of other Legg Mason Partners funds.

•     Exchanges may be made, monthly, every alternate month, quarterly, semi-annually or annually

•     A predetermined dollar amount of at least $25 per exchange is required

For more information, please contact your Service Agent or Legg Mason Partners Shareholder Services or consult the SAI.

Legg Mason Partners Classic Values Fund         27

Redeeming shares

Generally

You may redeem shares at their net asset value next determined after receipt by your Service Agent or the transfer agent of your redemption request in good order, less any applicable contingent deferred sales charge.

Contact your Service Agent to redeem shares of the fund.

If you hold share certificates, the transfer agent must receive the certificates endorsed for transfer or with signed stock powers with a signature guarantee before you may redeem.

If the shares are held by a fiduciary or corporation, other documents may be required.

Your redemption proceeds will normally be sent within three business days after your request is received in good order, but in any event within 7 days. Your redemption proceeds may be delayed for up to 10 days if your purchase was made by check.

If you have a brokerage account with a Service Agent, your redemption proceeds will be sent to your Service Agent. In other cases, unless you direct otherwise, your redemption proceeds will be paid by check mailed to your address of record.

By mail

For accounts held directly at the fund, send written requests to the fund at the following address:

Legg Mason Partners Funds

c/o PFPC Inc.

P.O. Box 9699

Providence, Rhode Island 02940-9699

Your written request must provide the following:

■  The fund name, the class of shares to be redeemed, and your account number

■  The dollar amount or number of shares to be redeemed

■  Signatures of each owner exactly as the account is registered

■  Signature guarantees, as applicable

By telephone

If you do not have a brokerage account with a Service Agent, you may be eligible to redeem shares (except those held in certain retirement plans) in amounts up to $50,000 per day through the fund. You must complete an authorization form to authorize telephone redemptions. If eligible, you may request redemptions by telephone on any day the NYSE is open. Shareholders should call Legg Mason Partners Shareholder Services at 800-451-2010 between 8:30 a.m. and 4:00 p.m. (Eastern time).

Your redemption proceeds can be sent by check to your address of record or by wire or electronic transfer (ACH) to a bank account designated on your authorization form. You must submit a new authorization form to change the bank account designated to receive wire or electronic transfers and you may be asked to provide certain

28         Legg Mason Partners Funds

other documents. The transfer agent may charge a fee on a wire or an electronic transfer (ACH).

Automatic cash withdrawal plans

You can arrange for the automatic redemption of a portion of your shares monthly, every alternate month, quarterly, semi-annually or annually. To qualify you must own shares of the fund with a value of at least $10,000 ($5,000 for retirement plan accounts) and each automatic redemption must be at least $50. If your shares are subject to a contingent deferred sales charge, the sales charge will be waived if your automatic redemptions are equal to or less than 2% per month of your account balance on the date the withdrawals commence, up to a maximum of 12% in any one year.

The following conditions apply:

•     Your shares must not be represented by certificates

•     All dividends and distributions must be reinvested

For more information, please contact your Service Agent or consult the SAI.

Legg Mason Partners Classic Values Fund         29

Other things to know about transactions

When you buy, exchange or redeem shares, your request must be in good order. This means you have provided the following information, without which your request may not be processed:

•	Name of the fund
•	Your account number
•	Class of shares being bought, and if you own more than one class, the class of shares being exchanged or redeemed
•	Dollar amount or number of shares being bought, exchanged or redeemed
•	Signature of each owner exactly as the account is registered

The fund’s transfer agent or Legg Mason Partners Shareholder Services will employ reasonable procedures to confirm that any telephone exchange or redemption request is genuine, which may include recording calls, asking the caller to provide certain personal identification information, sending you a written confirmation or requiring other confirmation procedures from time to time. If these procedures are followed, neither the fund nor its agent will bear any liability for such transactions.

Signature guarantees

To be in good order, your redemption request must include a signature guarantee if you:

•	Are redeeming over $50,000
•	Are sending signed share certificates or stock powers to the transfer agent
•	Instruct the transfer agent to mail the check to an address different from the one on your account registration
•	Changed your account registration or your address within 30 days
•	Want the check paid to someone other than the account owner(s)
•	Are transferring the redemption proceeds to an account with a different registration

You can obtain a signature guarantee from most banks, dealers, brokers, credit unions and federal savings and loan institutions, but not from a notary public.

The fund has the right to:

•	Suspend the offering of shares
•	Waive or change minimum and additional investment amounts
•	Reject any purchase or exchange order
•	Change, revoke or suspend the exchange privilege
•	Suspend telephone transactions
•	Suspend or postpone redemptions of shares on any day when trading on the NYSE is restricted, or as otherwise permitted by the SEC
•	Pay redemption proceeds by giving you securities. You may pay transaction costs to dispose of the securities

Small account balances/Mandatory redemptions

If at any time the aggregate net asset value of the fund shares in your account is less than $500 for any reason (including solely due to declines in net asset value and/or failure to invest at least $500 within a reasonable period), the fund reserves the right to ask you to bring your account up to the applicable minimum investment amount as determined by

30         Legg Mason Partners Funds

your Service Agent. In such case you shall be notified in writing and will have 60 days to make an additional investment to bring your account value up to the required level. If you choose not to do so within this 60-day period, the fund may close your account and send you the redemption proceeds. In the event your account is closed due to a failure to increase your balance to the minimum required amount, you will not be eligible to have your account subsequently reinstated without imposition of any sales charges that may apply to your new purchase. The fund may, with prior notice, change the minimum size of accounts subject to mandatory redemption, which may vary by class, or implement fees for small accounts.

Subject to applicable law, the fund may, with prior notice, adopt other policies from time to time requiring mandatory redemption of shares in certain circumstances.

For more information please contact your Service Agent or Legg Mason Partners Shareholder Services or consult the SAI.

Frequent purchases and sales of fund shares

Frequent purchases and redemptions of fund shares may interfere with the efficient management of the fund’s portfolio by its portfolio managers, increase portfolio transaction costs, and have a negative effect on the fund’s long-term shareholders. For example, in order to handle large flows of cash into and out of the fund, the portfolio managers may need to allocate more assets to cash or other short-term investments or sell securities, rather than maintaining full investment in securities selected to achieve the fund’s investment objectives. Frequent trading may cause the fund to sell securities at less favorable prices. Transaction costs, such as brokerage commissions and market spreads, can detract from the fund’s performance. In addition, the return received by long-term shareholders may be reduced when trades by other shareholders are made in an effort to take advantage of certain pricing discrepancies, when, for example, it is believed that the fund’s share price, which is determined at the close of the NYSE on each trading day, does not accurately reflect the value of the fund’s portfolio securities. Funds investing in foreign securities have been particularly susceptible to this form of arbitrage, but other funds could also be affected.

Because of the potential harm to funds in the Legg Mason Partners funds complex and their long-term shareholders, the Board of the fund has approved policies and procedures that are intended to discourage and prevent excessive trading and market timing abuses through the use of various surveillance techniques. Under these policies and procedures, the fund may limit additional exchanges or purchases of fund shares by shareholders who are believed by the manager to be engaged in these abusive trading activities in the fund or in other funds within the fund complex. In the event that an exchange request is rejected, the shareholder may nonetheless redeem its shares. The intent of the policies and procedures is not to inhibit legitimate strategies, such as asset allocation, dollar cost averaging, or similar activities that may nonetheless result in frequent trading of fund shares.

Under the fund’s policies and procedures, the fund reserves the right to restrict or reject purchases of shares (including exchanges) without prior notice whenever a pattern of excessive trading by a shareholder is detected within the fund complex. A committee established by the manager administers the policy. The policy provides that the committee will use its best efforts to restrict a shareholder’s trading privileges in the Legg Mason Partners

Legg Mason Partners Classic Values Fund         31

funds if that shareholder has engaged in a total of four or more “Round Trips” (as defined below) across all Legg Mason Partners funds during any rolling 12-month period. However, the committee has the discretion to determine that restricting a shareholder’s trading privileges is not necessary (or that a new limit on Round Trips should be established for the shareholder) if it is determined that the pattern of trading is not abusive or harmful. In making such a determination, the committee will consider, among other things, the nature of the shareholder’s account, the reason for the frequent trading, the amount of trading and the particular funds in which the trading has occurred. Additionally, the committee has the discretion to make inquiries or to take action against any shareholder whose trading appears inconsistent with the frequent trading policy. Examples of the types of actions the committee may take to deter excessive trading in a shareholder account include restricting the shareholder from purchasing additional shares in a fund altogether or imposing other restrictions (such as requiring purchase orders to be submitted by mail) that would deter the shareholder from trading frequently in the funds.

A “Round Trip” is defined as a purchase (including subscriptions and exchanges) into a fund followed by a sale (including redemptions and exchanges) of the same or a similar number of shares out of the fund within 30 days of such purchase. Purchases and sales of the fund’s shares pursuant to an automatic investment plan or similar program for periodic transactions are not considered in determining Round Trips. For purposes of these policies and procedures, the Legg Mason Partners funds complex also includes certain Western Asset funds and Barrett Opportunity Fund, Inc., but does not include money market funds in the fund complex.

The policies apply to any account, whether an individual account, accounts with financial intermediaries such as investment advisers, broker/dealers or retirement plan administrators, commonly called omnibus accounts, where the intermediary holds fund shares for a number of its customers in one account. The fund’s ability to monitor trading in omnibus accounts may, however, be severely limited due to the lack of access to an individual investor’s trading activity when orders are placed through these types of accounts. There may also be operational and technological limitations on the ability of the fund’s service providers to identify or terminate frequent trading activity within the various types of omnibus accounts. The fund’s distributor has entered into agreements with intermediaries requiring the intermediaries to, among other things, help identify frequent trading activity and to prohibit further purchases or exchanges by a shareholder identified as having engaged in frequent trading. These agreements took effect on October 16, 2007.

The fund’s policies also require personnel such as portfolio managers and investment staff to report any abnormal or otherwise suspicious investment activity, and prohibits short-term trades by such personnel for their own account in mutual funds managed by the manager and its affiliates, other than money market funds. The fund has also adopted policies and procedures to prevent the selective release of information about the fund’s portfolio holdings, as such information may be used for market-timing and similar abusive practices.

The fund’s policies provide for ongoing assessment of the effectiveness of current policies and surveillance tools, and the Board reserves the right to modify these or adopt additional policies and restrictions in the future. Shareholders should be aware, however, that any surveillance techniques currently employed by the fund or other techniques that may be

32         Legg Mason Partners Funds

adopted in the future may not be effective, particularly where the trading takes place through certain types of omnibus accounts. As noted above, if the fund is unable to detect and deter trading abuses, the fund’s performance, and its long-term shareholders, may be harmed. In addition, shareholders may be harmed by the extra costs and portfolio management inefficiencies that result from frequent trading of fund shares, even when the trading is not for abusive purposes. Furthermore, the fund may not apply its policies consistently or uniformly, resulting in the risk that some shareholders may be able to engage in frequent trading while others will bear the costs and effects of that trading. The fund will provide advance notice to shareholders and prospective investors of any specific restrictions on the trading of fund shares that the Board may adopt in the future.

Share certificates

The fund does not issue share certificates. If you currently hold share certificates of the fund, such certificates will continue to be honored. If you would like to return your share certificates to the fund and hold your shares in uncertificated form, please contact your Service Agent or Legg Mason Partners Shareholder Services.

Record ownership

If you hold shares through a Service Agent, your Service Agent may establish and maintain your account and be the shareholder of record. In the event that the fund holds a shareholder meeting, your Service Agent, as record holder, will vote your shares in accordance with your instructions. If you do not give your Service Agent voting instructions, your Service Agent may nonetheless, under certain circumstances, be entitled to vote your shares.

Legg Mason Partners Classic Values Fund         33

Dividends, distributions and taxes

Dividends and distributions

The fund generally pays dividends and makes capital gain distributions, if any, typically once or twice a year. The fund may pay additional distributions and dividends if necessary for the fund to avoid a federal tax. The fund expects distributions to be primarily from capital gains. Unless otherwise directed, capital gain distributions and dividends are reinvested in additional fund shares of the same class you hold. You do not pay a sales charge on reinvested distributions or dividends. Alternatively, you can instruct your Service Agent or Legg Mason Partners Shareholder Services to have your distributions and/or dividends paid in cash. You can change your choice at any time to be effective as of the next distribution or dividend, except that any change given to your Service Agent or Legg Mason Partners Shareholder Services less than five days before the payment date will not be effective until the next distribution or dividend is paid.

Taxes

In general, redeeming shares, exchanging shares and receiving dividends and distributions (whether in cash or additional shares) are all taxable events. The following table summarizes the tax status to you of certain transactions related to the fund.

Transaction	Federal tax status
Redemption or exchange of shares	Usually capital gain or loss; long-term only if shares owned more than one year

Long-term capital gain distributions	Long-term capital gain

Dividends	Ordinary income, potentially taxable at long-term capital gain rates

Distributions attributable to short-term capital gains are treated as dividends, taxable as ordinary income. Dividends and long-term capital gain distributions are taxable whether received in cash or reinvested in fund shares. Although dividends (including dividends from short-term capital gains) are generally taxable as ordinary income, for taxable years beginning before January 1, 2011, individual shareholders who satisfy certain holding period and other requirements are taxed on such dividends at long-term capital gain rates to the extent the dividends are attributable to “qualified dividend income” received by the fund. For taxable years beginning before January 1, 2011, “qualified dividend income” generally consists of dividends received from U.S. corporations (other than dividends from tax-exempt organizations and certain dividends from real estate investment trusts and regulated investment companies) and certain foreign corporations.

Long-term capital gain distributions are taxable to you as long-term capital gain regardless of how long you have owned your shares. You may want to avoid buying shares when the fund is about to declare a long-term capital gain distribution or a dividend, because it will be taxable to you even though it may actually be a return of a portion of your investment.

A dividend declared by the fund in October, November or December and paid during January of the following year may in certain circumstances be treated as paid in December for tax purposes.

34         Legg Mason Partners Funds

After the end of each year, the fund will provide you with information about the distributions and dividends you received and any redemptions of shares during the previous year. If you do not provide the fund with your correct taxpayer identification number and any required certifications, you may be subject to back-up withholding on your distributions, dividends and redemption proceeds. Because each shareholder’s circumstances are different and special tax rules may apply, you should consult your tax adviser about your investment in the fund.

The above discussion is applicable to shareholders who are U.S. persons. If you are a non-U.S. person, please consult your own tax adviser with respect to the tax consequences to you of an investment in the fund.

Legg Mason Partners Classic Values Fund         35

Share price

You may buy, exchange or redeem shares at their net asset value next determined after receipt of your request in good order, plus any applicable sales charge. For each class of shares, net asset value is the value of its assets minus its liabilities divided by the number of shares outstanding. Net asset value per share is calculated separately for each class of shares. The fund calculates its net asset value every day the NYSE is open. This calculation is done when regular trading closes on the NYSE (normally 4:00 p.m., Eastern time). The NYSE is closed on certain holidays listed in the SAI.

The Board has approved procedures to be used to value the fund’s securities for the purposes of determining the fund’s net asset value. The valuation of the securities of the fund is determined in good faith by or under the direction of the Board. The Board has delegated certain valuation functions for the fund to the manager.

The fund generally values its securities based on market prices determined at the close of regular trading on the NYSE. The fund’s currency valuations, if any, are done as of when the London Stock Exchange closes, which is usually at 12 noon Eastern time, as the manager believes that these valuations typically reflect the largest trading volume in the foreign currency markets. A material change in the value of currency during the period between the close of the London Stock Exchange and the calculation of the fund’s net asset value on the same date is considered a significant event, as described below, in response to which the fund may use fair valuation procedures to value the affected investments. For equity securities that are traded on an exchange, the market price is usually the closing sale or official closing price on that exchange. In the case of securities not traded on an exchange, or if such closing prices are not otherwise available, the market price is typically determined by independent third party pricing vendors approved by the fund’s Board using a variety of pricing techniques and methodologies. The market price for debt obligations is generally the price supplied by an independent third party pricing service approved by the fund’s Board, which may use a matrix, formula or other objective method that takes into consideration market indices, yield curves and other specific adjustments. Short-term debt obligations that will mature in 60 days or less are valued at amortized cost, unless it is determined that using this method would not reflect an investment’s fair value. If vendors are unable to supply a price, or if the price supplied is deemed by the manager to be unreliable, the market price may be determined using quotations received from one or more broker-dealers that make a market in the security. When such prices or quotations are not available, or when the manager believes that they are unreliable, the manager may price securities using fair value procedures approved by the Board. Because the fund may invest in securities of issuers located in emerging markets, some of which may be thinly traded, for which market quotations may not be readily available or may be unreliable — the fund may use fair valuation procedures more frequently than funds that invest primarily in securities that are more liquid, such as securities of large capitalization domestic issuers. The fund may also use fair value procedures if the manager determines that a significant event has occurred between the time at which a market price is determined and the time at which the fund’s net asset value is calculated. In particular, the value of foreign securities may be materially affected by events occurring after the close of the market on which they are valued, but before the fund prices its shares. The fund uses a fair value

36         Legg Mason Partners Funds

model developed by an independent third party pricing service to price foreign equity securities on days when there is a certain percentage change in the value of a domestic equity security index, as such percentage may be determined by the manager from time to time.

Valuing securities at fair value involves greater reliance on judgment than valuation of securities based on readily available market quotations. A fund that uses fair value to price securities may value those securities higher or lower than another fund using market quotations or its own fair value methodologies to price the same securities. There can be no assurance that the fund could obtain the fair value assigned to a security if it were to sell the security at approximately the time at which the fund determines its net asset value.

The fund may invest in securities that are listed on foreign exchanges that trade on weekends and other days when the fund does not price its shares. Therefore, the fixed values of the fund’s shares may change on days when you will not be able to purchase or redeem the fund’s shares.

In order to buy, redeem or exchange shares at that day’s price, you must place your order with your Service Agent or Legg Mason Partners Shareholder Services before the NYSE closes. If the NYSE closes early, you must place your order prior to the actual closing time.

It is the responsibility of the Service Agents to transmit all orders to buy, exchange or redeem shares to the transfer agent on a timely basis.

Legg Mason Partners Classic Values Fund         37

Financial highlights

The financial highlights table is intended to help you understand the performance of each class of the fund for the past 5 years (or since inception if less than 5 years). No financial highlights are provided for Class I shares as there were no Class I shares outstanding as of November 30, 2007. Certain information reflects financial results for a single share. The total returns in the table represent the rate that an investor would have earned (or lost) on a fund share assuming reinvestment of all dividends and distributions. This information has been derived from the fund’s and the predecessor fund’s financial statements. These financial statements have been audited by KPMG LLP, an independent registered public accounting firm, whose report, along with the fund’s financial statements, is included in the annual report (available upon request). The financial information shown below for periods prior to April 16, 2007 is that of the fund’s predecessor. As of November 20, 2006, Class Y shares of the fund were renamed Class I shares.

For a share of each class of beneficial interest outstanding throughout each year ended November 30, unless otherwise noted:

Class A shares(1)	2007		2006	2005	2004	2003(2)
Net Asset Value, Beginning of Year	$17.74		$17.18	$17.07	$15.65	$11.40

Income (Loss) From Operations:
Net investment income (loss)	(0.04)		0.03	(0.03)	(0.06)	(0.05)
Net realized and unrealized gain	0.18		2.16	1.24	1.91	4.30

Total Income From Operations	0.14		2.19	1.21	1.85	4.25

Less Distributions From:
Net realized gains	(1.37)		(1.63)	(1.10)	(0.43)	—

Total Distributions	(1.37)		(1.63)	(1.10)	(0.43)	—

Net Asset Value, End of Year	$16.51		$17.74	$17.18	$17.07	$15.65

Total Return(3)	0.80%		14.03%	7.39%	12.07%	37.28%

Net Assets, End of Year (000s)	$51,143		$59,012	$63,845	$56,830	$27,028

Ratios to Average Net Assets:
Gross expenses	1.47	%(4)	1.42%	1.51%	1.40%	1.75	%(5)
Net expenses	1.47	(4)	1.39 (6)	1.51	1.40 (6)	1.75	(5)
Net investment income (loss)	(0.22)		0.20	(0.21)	(0.35)	(0.59	)(5)

Portfolio Turnover Rate	92%		63%	71%	65%	24%

(1)	Per share amounts have been calculated using the average shares method.

(2)	For the period April 14, 2003 (inception date) to November 30, 2003.

(3)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

(4)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the fund during the period. Without these fees, the gross and net expense ratios would both have been 1.47%.

(5)	Annualized.

(6)	Reflects fee waivers and/or expense reimbursements.

38         Legg Mason Partners Funds

For a share of each class of beneficial interest outstanding throughout each year ended November 30, unless otherwise noted:

Class B shares(1)	2007		2006	2005	2004	2003(2)
Net Asset Value, Beginning of Year	$17.20		$16.81	$16.86	$15.57	$11.40

Income (Loss) From Operations:
Net investment loss	(0.17)		(0.09)	(0.16)	(0.18)	(0.12)
Net realized and unrealized gain	0.17		2.11	1.21	1.90	4.29

Total Income From Operations	0.00*		2.02	1.05	1.72	4.17

Less Distributions From:
Net realized gains	(1.37)		(1.63)	(1.10)	(0.43)	—

Total Distributions	(1.37)		(1.63)	(1.10)	(0.43)	—

Net Asset Value, End of Year	$15.83		$17.20	$16.81	$16.86	$15.57

Total Return(3)	(0.05)%		13.25%	6.48%	11.28%	36.58%

Net Assets, End of Year (000s)	$49,522		$68,130	$78,796	$74,802	$47,626

Ratios to Average Net Assets:
Gross expenses	2.26	%(4)	2.18%	2.29%	2.17%	2.53	%(5)
Net expenses	2.26	(4)	2.15 (6)	2.29	2.17 (6)	2.53	(5)
Net investment loss	(1.01)		(0.57)	(0.99)	(1.11)	(1.38	)(5)

Portfolio Turnover Rate	92%		63%	71%	65%	24%

(1)	Per share amounts have been calculated using the average shares method.

(2)	For the period April 14, 2003 (inception date) to November 30, 2003.

(3)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

(4)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the fund during the period. Without these fees, the gross and net expense ratios would both have been 2.25%.

(5)	Annualized.

(6)	Reflects fee waivers and/or expense reimbursements.

*	Amount represents less than $0.01 per share.

Legg Mason Partners Classic Values Fund         39

For a share of each class of beneficial interest outstanding throughout each year ended November 30, unless otherwise noted:

Class C Shares(1)	2007		2006	2005	2004	2003(2)
Net Asset Value, Beginning of Year	$17.20		$16.82	$16.86	$15.57	$11.40

Income (Loss) From Operations:
Net investment loss	(0.16)		(0.09)	(0.16)	(0.18)	(0.12)
Net realized and unrealized gain	0.18		2.10	1.22	1.90	4.29

Total Income From Operations	0.02		2.01	1.06	1.72	4.17

Less Distributions From:
Net realized gains	(1.37)		(1.63)	(1.10)	(0.43)	—

Total Distributions	(1.37)		(1.63)	(1.10)	(0.43)	—

Net Asset Value, End of Year	$15.85		$17.20	$16.82	$16.86	$15.57

Total Return(3)	0.07%		13.18%	6.54%	11.28%	36.58%

Net Assets, End of Year (000s)	$47,107		$57,963	$68,764	$67,312	$42,351

Ratios to Average Net Assets:
Gross expenses	2.23	%(4)	2.17%	2.28%	2.16%	2.52	%(5)
Net expenses	2.23	(4)	2.14 (6)	2.28	2.16 (6)	2.52	(5)
Net investment loss	(0.97)		(0.55)	(0.98)	(1.10)	(1.38	)(5)

Portfolio Turnover Rate	92%		63%	71%	65%	24%

(1)	Per share amounts have been calculated using the average shares method.

(2)	For the period April 14, 2003 (inception date) to November 30, 2003.

(3)

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

(4)

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the fund during the period. Without these fees, the gross and net expense ratios would both have been 2.22%.

(5)	Annualized.

(6)	Reflects fee waivers and/or expense reimbursements.

40         Legg Mason Partners Funds

Legg Mason Partners Funds Privacy Policy

We are committed to keeping nonpublic personal information about you secure and confidential. This notice is intended to help you understand how we fulfill this commitment. From time to time, we may collect a variety of personal information about you, including:

•	Information we receive from you on applications and forms, via the telephone, and through our websites;
•	Information about your transactions with us, our affiliates, or others (such as your purchases, sales, or account balances); and
•	Information we receive from consumer reporting agencies.

We do not disclose your nonpublic personal information, except as permitted by applicable law or regulation. For example, we may share this information with others in order to process your transactions. We may also provide this information to companies that perform services on our behalf, such as printing and mailing, or to other financial institutions with whom we have joint marketing agreements. We will require these companies to protect the confidentiality of this information and to use it only to perform the services for which we hired them.

With respect to our internal security procedures, we maintain physical, electronic, and procedural safeguards to protect your nonpublic personal information, and we restrict access to this information.

If you decide at some point either to close your account(s) or become an inactive customer, we will continue to adhere to our privacy policies and practices with respect to your nonpublic personal information.

[This page is not part of the prospectus.]

Legg Mason Partners Classic Values Fund         41

(Investment Company Act file no. 811-06444)

FD 02695 03/08

Legg Mason Partners

Classic Values Fund

You may look at the fund’s web site at www.leggmason.com/individualinvestors for a free copy of the Prospectus, Statement of Additional Information (“SAI”) or an Annual or Semi-Annual Report.

Shareholder reports Additional information about the fund’s investments is available in the fund’s Annual and Semi-Annual Reports to shareholders. In the fund’s Annual Report, you will find a discussion of the market conditions and investment strategies that significantly affected the fund’s performance.

The fund will send only one report to a household if more than one account has the same last name and same address. Please contact your Service Agent or Legg Mason Partners Shareholder Services if you do not want this policy to apply to you.

Statement of additional information The SAI provides more detailed information about the fund and is incorporated by reference into (is legally a part of) this Prospectus.

You can make inquiries about the fund or obtain shareholder reports or the SAI (without charge) by contacting your Service Agent, by calling Legg Mason Partners Shareholder Services at 800-451-2010, or by writing to the fund. The fund’s address is Legg Mason Partners Funds, 55 Water Street, New York, New York 10041.

Information about the fund (including the SAI) can be reviewed and copied at the Securities and Exchange Commission’s (the “SEC”) Public Reference Room in Washington, D.C. In addition, information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-551-8090. Reports and other information about the fund are available on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov. Copies of this information may be obtained for a duplicating fee by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

If someone makes a statement about the fund that is not in this Prospectus, you should not rely upon that information. Neither the fund nor the distributor is offering to sell shares of the fund to any person to whom the fund may not lawfully sell its shares.